Exhibit 99.1

Portland, Oregon

August 26, 2003

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.47 PER SHARE FOR THE SECOND FISCAL QUARTER ENDED JULY 31, 2003

Cascade Corporation (NYSE: CAE) today reported its financial results for the second fiscal quarter of 2004, ended July 31, 2003.

Second Quarter Financial Highlights:

•                    Consolidated net sales were $75.6 million, an 18% increase over consolidated net sales of $64.3 million in the second quarter of fiscal 2003.  The increase in net sales was due primarily to stronger sales in North America and Asia and the strengthening of foreign currencies against the US dollar.  Foreign currencies accounted for approximately 9% of the second quarter 2004 sales increase in comparison with 2003.

•                    Gross margins were 33% as compared to 34% in the second quarter of fiscal 2003.  The decrease is due to lower gross margins on the sale of OEM products.

•                    The effective tax rate was consistent in the first and second quarter of fiscal 2004 at 32%.  This compared to an effective rate of 37% in the second quarter of fiscal 2003.  The decrease was primarily due to the realization of foreign tax benefits.

•                    Consolidated net income was $5.7 million, or $0.47 per share, compared to net income of $4.5 million, or $0.36 per share in the second quarter of the prior year. The increase is due to higher sales and gross profit in North America and Asia, lower net interest costs and the reduction in the effective tax rate.  These increases were partially offset by higher selling and administrative costs, primarily due to currency changes.

Market Conditions

•                    North American lift truck shipments improved by 10% during the second quarter compared to the same period in the prior year.  Shipments are an indicator of the general health of the industry and do not necessarily correlate with the demand for Cascade’s products.  Cascade’s North American sales in the second quarter of fiscal 2004 were up 14% to $45.3 million as compared to $39.8 million in the second quarter of fiscal 2003.

•                    European sales improved 23% to $18.9 million during the second quarter of fiscal 2004 as compared to $15.4 million during the second quarter of fiscal 2003.  The increase was driven primarily by the strengthening of European currencies and the addition of FEMA, which was purchased in March 2003.  Excluding the impact of currency changes and the FEMA acquisition, net sales in Europe decreased 4% over the second quarter of 2003.

•                    Sales in the Asia Pacific market increased 26% in the second quarter of fiscal 2004 in comparison to the second quarter of fiscal 2003.  Currency changes accounted for 6% of the increase.

Robert C. Warren, Jr., President and Chief Executive Officer, remarked, “We’re encouraged that the North American market continued to show progress and that our sales generally tracked this growth.  Asia Pacific was also a bright spot.  On the other hand, European market conditions remain relatively depressed and we don’t see significant improvement in the near future.”  Mr. Warren further added,  “currencies fluctuated significantly during the quarter and may continue to impact our results in international markets.  Additionally, interest rate volatility in North America remains a concern.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause Cascade’s actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by, or on behalf of Cascade.  These include among others factors related to general economic conditions, interest rates, the demand for materials handling products, performance of Cascade’s manufacturing facilities, and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

The Company will discuss its results in a conference call on Tuesday, August 26, 2003 at 2:00 pm PST. Robert C. Warren, Jr., President and Chief Executive Officer of Cascade will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 219-6110.  International callers can access the call by dialing (303) 205-0033.  The conference call will be available for replay in the U.S. and Canada for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 or internationally by dialing (303) 590-3000 and referencing conference ID #550295.

The call will be simultaneously webcast and investors are invited to listen on the investor relation’s page of the Company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its web site, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Cascade Corporation

Consolidated Statement of Income

(Unaudited — in thousands, except per share data)

	Three Months Ended July 31		Six Months Ended July 31
	2003	2002	2003	2002
Net sales	$75,633	$64,272	$144,567	$124,214
Cost of goods sold	50,646	42,473	96,870	81,352
Gross profit	24,987	21,799	47,697	42,862

Selling and administrative expenses	15,316	13,966	29,964	27,270

Operating income	9,671	7,833	17,733	15,592
Interest expense, net	894	1,097	1,786	2,188
Other (income) expense, net	333	(331)	(399)	(157)

Income before provision for income taxes	8,444	7,067	16,346	13,561
Provision for income taxes	2,702	2,609	5,231	4,882
Net income	$5,742	$4,458	$11,115	$8,679

Basic earnings per share	$0.48	$0.39	$0.94	$0.77

Diluted earnings per share	$0.47	$0.36	$0.91	$0.71

Basic weighted average shares outstanding	11,995	11,325	11,795	11,309
Diluted weighted average shares outstanding	12,288	12,240	12,225	12,223

Cascade Corporation

Consolidated Balance Sheet

(In thousands, except share and per share data)

	July 31 2003	January 31 2003
	(unaudited)
ASSETS
Current assets:
Cash	$27,988	$29,501
Marketable securities	4,828	—
Accounts receivable, less allowance for doubtful accounts of $1,394 and $1,801	48,308	42,784
Inventories	30,173	30,431
Deferred income taxes	2,282	2,188
Income taxes receivable	1,166	3,727
Notes receivable, current portion	8,313	1,088
Prepaid expenses and other	5,171	4,279
Total current assets	128,229	113,998
Property, plant and equipment, net	67,875	65,863
Goodwill	64,528	59,355
Notes receivable, net	856	8,559
Deferred income taxes	11,671	11,627
Other assets	3,811	2,915
Total assets	$276,970	$262,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$832	$1,043
Current portion of long-term debt	12,695	12,695
Accounts payable	14,068	13,763
Accrued payroll and payroll taxes	5,181	5,687
Accrued environmental expenses	808	808
Other accrued expenses	9,036	8,801
Total current liabilities	42,620	42,797
Long-term debt	49,985	50,113
Accrued environmental expenses	9,046	9,389
Deferred income taxes	1,351	1,226
Other liabilities	6,469	5,514
Total liabilities	109,471	109,039

Exchangeable convertible preferred stock and minority interest	—	8,530
Shareholders’ equity:
Common stock, $.50 par value, 20,000,000 authorized shares; 11,998,300 and 11,398,300 shares issued and outstanding	5,999	5,699
Additional paid-in capital	9,698	1,468
Retained earnings	161,841	151,925
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustments	(10,039)	(14,344)
Total shareholders’ equity	167,499	144,748
Total liabilities and shareholders’ equity	$276,970	$262,317